Exhibit 10.3

ACKNOWLEDGEMENT AND AMENDMENT

TO OFFER LETTER

Pursuant to this Acknowledgement and Amendment to Offer Letter (“Acknowledgment and Amendment”), dated as of December 31, 2008, The Hain Celestial Group, Inc., a Delaware corporation, with its principal offices located at 58 South Service Road, Melville, NY 11747, (the “Company”), and                     , residing at                                          (the “Executive”), hereby acknowledge and agree to the following with regard to the severance benefits payable upon certain events notwithstanding any provision of the Executive’s offer letter of                                          (the “Offer Letter”):

(1) The annual bonus shall be paid in accordance with the terms of the Company’s bonus policy, but in any event within the period required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) such that it qualifies as a “short-term deferral” pursuant to Treasury Regulation Section 1.409A-1(b)(4); and

(2) The severance benefits payable, if any, pursuant to the Offer Letter to the Executive shall paid in a cash lump sum within 30 days of the date of the Executive’s termination of employment if he is terminated by the Company without cause subject to the provisions of this Acknowledgement and Amendment;

(3) The severance benefits to be paid, if any, to the Executive if there occurs a change in control of the Company shall be determined by the [Amended and Restated] Change in Control Agreement dated as of December 31, 2008, between the Company and the Executive, which shall supersede any applicable provisions of the Offer Letter; and

(4) If the Executive is a “specified employee” (as defined under Section 409A of the Internal Revenue Code (the “Code”) and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service. Termination of employment or words of similar import, as used in the Offer Letter and this Acknowledgement and Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

[insert name]	[insert name]
Executive	[insert title]

The Hain Celestial Group, Inc.
Dated:	Dated: